DMC
Dynamic Materials
Corporation
GROUPE SNPE

FOR IMMEDIATE RELEASE                                                   CONTACT:
May 10, 2006                                                          Geoff High
                                          Pfeiffer High Investor Relations, Inc.
                                                                    303-393-7044

            DYNAMIC MATERIALS CORPORATION ANNOUNCES PRICING OF PUBLIC OFFERING OF 5,153,897 SHARES OF COMMON STOCK BY SNPE, INC.

BOULDER, Colo. - May 10, 2006 - Dynamic Materials Corporation ("DMC") (Nasdaq:
BOOM) today announced the pricing of the public offering of 5,153,897 shares of common stock at $35.00 per share, all of which are being sold by SNPE, Inc., its majority stockholder. As part of the offering, SNPE, Inc. granted the underwriters a 30-day option to purchase up to 773,085 shares, to cover over-allotments, if any. The offering is being made through an underwriting syndicate led by JPMorgan, acting as sole bookrunning manager.

A prospectus supplement and the accompanying prospectus related to the offering have been filed with the Securities and Exchange Commission and are available on its website at www.sec.gov. Printed copies of the prospectus supplement related to the offering may be obtained from:

JPMorgan
National Statement Processing
Prospectus Library
4 Chase Metrotech Center
CS Level
Brooklyn, NY 11245
Tel: 718-242-8002
Fax: 718-242-1350

This announcement shall not constitute an offer to sell or the solicitation of any offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful.

About Dynamic Materials Corporation
Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries. The company operates two business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the company's website at www.dynamicmaterials.com.


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Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipment; fluctuations in customer demand; changes to customer orders; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 2005.

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